Exhibit 21

CROGHAN BANCSHARES, INC.

Subsidiaries of the Registrant

Subsidiary	State of Incorporation	Percentage of securities owned

The Croghan Colonial Bank (1)	Ohio	100%

Croghan Insurance Agency (1)(2)	Ohio	100%

(1)  Each principal office is located in Fremont, Ohio.

(2)  Wholly-owned subsidiary of The Croghan Colonial Bank

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